UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 3, 2012

Burger King Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32875	75-3095469
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

5505 Blue Lagoon Drive

Miami, Florida 33126

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (305) 378-3000

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

On April 3, 2012, Burger King Worldwide Holdings, Inc., a Delaware corporation (“Worldwide”), the parent company of Burger King Holdings, Inc., a Delaware corporation (“Holdings”), entered into a Business Combination Agreement and Plan of Merger, dated as of April 3, 2012 (the “Agreement”), by and among Justice Holdings Limited, a company limited by shares incorporated with limited liability under the laws of the British Virgin Islands (“Justice”), Justice Delaware Holdco Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Justice (“New Holdco”), Justice Holdco LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of New Holdco (“Merger Sub LLC”), and Worldwide.

Under the Agreement, Worldwide will merge with and into Merger Sub LLC, with Merger Sub LLC continuing as the surviving corporation and as a wholly owned subsidiary of New Holdco (the “Merger”). As consideration for the Merger, the current stockholders of Worldwide, primarily an investment fund affiliated with 3G Capital, will receive $1,410,000,000 in cash and shares representing approximately 71% of the outstanding New Holdco common stock immediately following the Merger. The Agreement contemplates that Justice, New Holdco and certain holders of equity interests of Justice will enter into transactions prior to the effectiveness of the Merger in order to facilitate the transaction. Among other things, as a result of these transactions, (i) Justice will contribute its assets to New Holdco in exchange for shares of New Holdco, (ii) certain holders of equity securities of Justice will first contribute to New Holdco certain of their interests in Justice in exchange for new interests in New Holdco and then their new interests in New Holdco for shares of New Holdco common stock and (iii) Justice will distribute to its current stockholders the shares of New Holdco common stock it holds on a 1 for 1 ratio (these transactions collectively, the “Pre-Merger Transactions”). As a result of the Pre-Merger Transactions and the Merger, the holders of Justice ordinary shares prior to the Merger and Justice’s founders in the aggregate will hold approximately 29% of the outstanding shares of New Holdco common stock immediately following the Merger and the holders of Worldwide shares prior to the Merger, primarily an investment fund affiliated with 3G Capital, will hold approximately 71% of the outstanding shares of New Holdco common stock immediately following the Merger. Upon the closing of the Merger, shares of New Holdco common stock will be approved for listing on the New York Stock Exchange and New Holdco’s name will be changed to Burger King Worldwide, Inc. Justice shall use reasonable best efforts to de-list the Justice ordinary shares from the London Stock Exchange prior to the effective time of the Merger. Following the Merger, Justice will liquidate.

Upon the closing of the Merger, the board of directors of New Holdco will be comprised of (i) the then current directors of Worldwide, (ii) Martin Franklin and Alan Parker, both directors of Justice, and (iii) additional independent directors selected by Worldwide prior to the Merger if necessary under applicable law or rules.

Consummation of the Merger is subject to certain closing conditions, including the effectiveness of the registration statement to be filed by New Holdco in respect of its common stock, the listing of such common stock on the New York Stock Exchange, the expiration or termination of any required waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the consummation of the Pre-Merger Transactions.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Agreement, a copy of which is filed as Exhibit 2.1 and is incorporated by reference. The Agreement has been included to provide investors with information regarding its terms and is not intended to provide any other factual information about Holdings, Worldwide, Justice or its affiliates. The Agreement contains representations and warranties the parties thereto made to and solely for the benefit of each other. The assertions embodied in those representations and warranties are qualified by information in a confidential disclosure schedule that the parties have exchanged in connection with signing the Agreement and that modifies, qualifies and creates exceptions to the representations and warranties contained in the Agreement. Accordingly, investors should not rely on the representations and warranties as characterizations of the actual state of facts, since (i) they were made only as of the date of the Agreement or a prior, specified date, (ii) in some cases they are subject to qualifications with respect to materiality, knowledge and/or other matters, and (iii) they are modified in important part by the underlying disclosure schedule. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the Agreement, which subsequent information may or may not be fully reflected in Holdings’ public disclosures.

A copy of the press release issued by Worldwide and Justice on April 3, 2012 announcing the Agreement is filed as Exhibit 99.1 and is incorporated by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

2.1	Business Combination Agreement and Plan of Merger, dated April 3, 2012, by and among Justice Holdings Limited, Justice Delaware Holdco Inc., Justice Holdco LLC and Burger King Worldwide Holdings, Inc.

99.1	Press Release dated April 3, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Burger King Holdings, Inc.

Dated: April 9, 2012
	By:	/s/ Jill M. Granat
Jill M. Granat
General Counsel and Secretary